Exhibit 99.1

Petrohawk Announces $825 Million Offering of Senior Notes Due 2018

HOUSTON—August 3, 2010— Petrohawk Energy Corporation (NYSE:HK) announced today that it has launched an offering of $825 million of senior notes due 2018 (the “Senior Notes”). The offering of the Senior Notes, which is subject to market availability as well as other conditions, will be made only to qualified institutional buyers and non-United States persons outside the United States.

Petrohawk intends to use the net proceeds from the Senior Notes offering to purchase its outstanding approximately $769 million aggregate principal amount of 9 1/8% senior notes due 2013 pursuant to a tender offer and, to the extent there are net proceeds remaining, for general corporate purposes.

The Senior Notes have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of natural gas and oil with properties concentrated in North Louisiana and East Texas (Haynesville Shale), Arkansas (Fayetteville Shale) and South Texas (Eagle Ford Shale).

This press release contains forward-looking statements within the meaning of the federal securities laws. Petrohawk cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward looking statements include, but are not limited to, Petrohawk’s use of the net proceeds from the offering and the size of the offering. These statements are based upon current beliefs or expectations and are subject to various risks and uncertainties, including those set forth in Petrohawk’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 (copies of which may be obtained from the SEC’s website at http://www.sec.gov). Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Petrohawk undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Petrohawk’s expectations.

CONTACT:	Joan Dunlap
Vice President-Investor Relations
832-204-2737
jdunlap@petrohawk.com

SOURCE:	Petrohawk Energy Corporation

http://www.petrohawk.com